July 20, 2009

Refinancing Agreement

Dated as of the 20th day of July, 2009

By and between:
HOMI Israel Ltd, an Israeli company, #512482787, whose address for the purposes of this Agreement shall be Gav-Yam Centre, Building #3,  3rd Floor, 9 Shenkar Street, Herzliya Pituach 46725, Israel; Fax: 09-9728626, e-mail: jackronnel@my-homi.com, with a mandatory copy to Reif & Reif Law Offices, 17-4 Yitzchak Rabin Road, Bet Shemesh 99585, Israel, Fax: 02-9997993, e-mail: Mail@ReifLaw.com;  (“HOMI”);

And:
Globetrip Ltd, an Israeli company, #513889956, whose address for the purposes of notices sent under this Agreement shall be 10 Iris street, PO Box 4591, Caesarea, 30889 Israel; Fax: 04-6362232, email: danielcohen@mindspring.com (“Investor”);

Whereas:
HOMI owns a turnkey computerized minibar system, including 470 computerized minibars of type HOMI® 336, a central unit and a license to HOMI® software, which is installed at the Dan Panorama Hotel in Tel-Aviv (the “Hotel” and the “Minibar System”, respectively), and which HOMI operates under an outsource operation agreement between HOMI and the Hotel (the “Operation” and the “Outsource Agreement”, respectively); and

Whereas:	HOMI has decided to refinance the Minibar System as part of a new financing plan for its continued operation and expansion; and

Whereas:
This Refinancing Agreement serves as a pilot under said new financing plan, in which HOMI’s President, Mr Daniel Cohen, wishes to show his belief and support by participating herein, through his 45.45% holding in Investor; and

Whereas:
In the context of this Refinancing Agreement, HOMI wishes to sell the Minibar System to Investor and Investor wishes to purchase the Minibar System from HOMI, with HOMI continuing to perform the Operation, subject to a division of revenues between the Parties, all in accordance with and subject to the terms and conditions set forth herein;

Therefore, the Parties have made condition and agreed as follows:

1.	Sale of the Minibar System

1.1
Subject to HOMI’s first receiving the Purchase Price (as defined below), HOMI sells the Minibar System to Investor and Investor purchases the Minibar System from HOMI, with effect as of 1st August 2009 (the “Effective Date”).

1.2	HOMI represents and warrants that:

a.	the Minibar System is free and clear of all liens, claims, encumbrances and third party rights of any kind;

b.
the Minibar System is in normal working condition, subject to normal wear and tear and subject to ongoing evaluation and upgrading, as customary for a novel and recently developed system, and will remain in this condition for the duration of this Agreement, with HOMI being responsible for Maintenance as set forth in Section 4.3a below.

2
Refinancing Agreement
HOMI Israel - Globetrip
July 20, 2009

1.3	Investor represents and warrants that:

a.	it has been given every opportunity to inspect the Minibar System and its operation and has satisfied itself fully as to the condition and operational status of the Minibar System;

b.
it is fully aware that the Minibar System is a novel product, recently developed and installed by HOMI and still undergoing debugging by HOMI, and may not yet be functioning at optimal capacity or efficiency;

c.	it is purchasing the Minibar System on an “as is” basis, and shall have absolutely no claim against HOMI in respect of the condition of the Minibar System;

d.	Daniel Cohen, who has a 45.45% holding in Investor, is, in his capacity as President of HOMI, completely familiar with the Minibar System, the Agreement and the Operation.

2.	Purchase Price

In consideration of the Minibar System, Investor will pay to HOMI the sum of $211,450 (two hundred and eleven thousand, four hundred and fifty USD), in a single cash payment to be deposited in HOMI’s designated bank account no later than the date hereof (the “Purchase Price”). VAT, if applicable, will be added to the Purchase Price, against a tax invoice. The Purchase Price was computed on the basis of 470 x $450, as the Minibar System is not brand new and has been in place for approximately one year. If the Minibar System had been newly installed, the Purchase Price would have been computed on the basis of 470 x $500.

3.	Title in the Minibar System

3.1
As of payment of the Purchase Price in accordance with the foregoing, title in the Minibar System shall pass to Investor, with retroactive effect as of the Effective Date, together with an assignment of any rights which HOMI may have under any insurance policies that cover risk of theft and/or damage of the Minibar System.

3.2
Notwithstanding the foregoing, Investor agrees and undertakes that its ownership of the Minibar System shall in no way detract from the continued Operation and Maintenance (as defined below) by HOMI under the Outsource Agreement; Investor shall not be entitled, and undertakes not to take any action to make any disposition of any part of the Minibar System and/or remove any part thereof from the Hotel and/or in any other way prevent and/or hinder the continued Operation and Maintenance by HOMI, subject to Section 3.3 below.

3.3
If HOMI ceases to operate as a solvent, going concern, then Investor shall be entitled to assert its title in the Minibar System as it shall see fit, without restriction, including by means of removal of the Minibar System from the Hotel, or performing the Operation and Maintenance, directly or indirectly, in place of HOMI, in coordination with the Hotel.

4.	Outsource Agreement, Operation and Maintenance

4.1
HOMI shall continue to perform the Operation and to provide Hotel with maintenance services for the Minibar System (the “Maintenance”), with such services being at a satisfactory level per industry standards, all pursuant to HOMI’s Outsource Agreement with Hotel, and such Operation and Maintenance and Outsource Agreement shall not be affected by this Refinancing Agreement.

4.2	Promptly following the date hereof, HOMI shall direct the Hotel that all payments due to be made to HOMI under the Outsource Agreement shall be made to the Special Account (as defined below).

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Refinancing Agreement
HOMI Israel - Globetrip
July 20, 2009

4.3	On a monthly basis:

a.
HOMI will continue to invoice the Hotel for the full amount of net revenues from the Operation, which the Hotel is obliged to pay to HOMI under the Outsource Agreement (“Net Revenues from Hotel”), and will deliver to Investor a copy of said invoice upon its delivery to the Hotel (“HOMI’s Invoice to the Hotel”), usually by the 10th of each calendar month, together with an invoice from HOMI to Investor, in respect of the Operation and Maintenance, for (i) cost of goods to be sold via the Minibar System (the first invoice will also include the inventory of goods as at the Effective Date) at cost, with no margin to HOMI, (ii) Operation direct labour costs, (iii) Maintenance fees of $0.06 per Minibar per day, and (iv) a management fee of 8% of Net Revenues from Hotel (collectively, “Operational Payments” and “HOMI’s Invoice to Investor”, respectively). The aforementioned Maintenance fees are all-inclusive, and in return HOMI will perform the Maintenance and take whatever action is needed, including parts and labour, to maintain the Minibar System in normal working condition.

b.	Upon its receipt of HOMI’s Invoice to the Hotel and HOMI’s Invoice to Investor, Investor will invoice HOMI for the entire sum of Net Revenues from Hotel (“Investor’s Invoice”).

c.
HOMI would normally expect HOMI’s invoice to the Hotel to be settled by the Hotel by the end of the calendar month in which it was issued. The sum by which Net Revenues from Hotel, as deposited in the Special Account, exceed HOMI’s Invoice to Investor (“Operating Cashflow”) will then be promptly transferred in full from the Special Account to a bank account that Investor shall have designated in writing to HOMI, while the Operational Payments will be transferred from the Special Account to HOMI’s designated bank account, and Investor’s Invoice and HOMI’s Invoice to Investor will be deemed settled in full. Payment of Operational Payments will be by offset against Net Revenues as above - Investor will not be required to inject cashflow to finance Operational Payments, with the exception of payment for the inventory of goods as at the Effective Date as per Section 4.3a above.

4.4	On a quarterly basis, the following reckoning will be performed:

a.	If the Operating Cashflow for the quarter was less than $10,575, then no further adjustment will be made for that quarter, and all of said Operating Cashflow will be retained by Investor.

b.
If the Operating Cashflow was more than $10,575 but less than $17,625, then Investor shall retain $10,575 thereof, and shall pay the balance of the Operating Cashflow to HOMI, by means of its addition to the following month’s Operational Payments.

c.
If the Operating Cashflow was more than $17,625, then Investor shall retain 60% thereof and shall pay to HOMI the remaining 40%, by means of its addition to the following month’s Operational Payments. Investor shall make monthly advances to HOMI, if applicable, based on the above formula, as computed for the quarter to date, and a final reckoning for each quarter will be performed within 30 days following the end of the quarter.

4.5
Only until such time as Investor shall, pursuant to Section 4.4 above, have received payments in a total aggregate amount equal to the Purchase Price (at which time this Section 4.5 shall cease to apply), an additional reckoning will be performed at the end of each calendar year, as follows:

a.	If the Operating Cashflow for the year was less than $42,300, then Investor shall be entitled to all of said Operating Cashflow.

b.	If the Operating Cashflow was more than $42,300 but less than $70,500, then Investor shall be entitled to $42,300 thereof, and HOMI shall be entitled to the balance of the Operating Cashflow.

c.	If the Operating Cashflow was more than $70,500, then Investor shall be entitled to 60% thereof and HOMI shall be entitled to the remaining 40%.

d.
The annual reckoning as above will be performed instead of the final quarterly reckoning of each year under Section 4.4c above, such that the quarterly reckoning will be performed for each of the first three quarters of the year, and the annual reckoning will be performed at the end of the fourth quarter. The following month’s Operational Payments will be increased or decreased, accordingly, in order to make the necessary adjustments to give effect to the provisions of this Section 4.5.

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Refinancing Agreement
HOMI Israel - Globetrip
July 20, 2009

4.6
The provisions of Sections 4.3b, 4.3c and 4.4 above shall only apply for the first 8 years from installation of the Minibar System (the “Initial Term”); thereafter, division of Operating Cashflow, regardless of the sum thereof, shall be 60% to Investor and 40% to HOMI, for as long as the Operation continues, and Investor’s Invoice and Operational Payments will reflect this.

4.7	A sample spreadsheet showing key elements of the mechanism for implementation of the provisions of this Section 4 above, is attached hereto as Exhibit A’.

5.	Special Account

5.1
Promptly following the date hereof, HOMI will procure that a special bank account will be opened by Reif, (the “Escrow Agent”), on which the Escrow Agent shall be the only authorised signatory, and whose details the Escrow Agent will provide to the Parties (the “Special Account”). The Parties undertake to cooperate as required of them in the opening of the Special Account, including by means of provision of any details and documentation required by the bank in connection with prevention of money-laundering legislation and regulations.

5.2	Net Revenues from Hotel will be deposited solely into the Special Account, as set forth in Section 4 above.

5.3
The Escrow Agent will make payments from the Special Account, to Investor and to HOMI, as set forth in Section 4 above, in accordance with written directions which HOMI shall deliver to the Escrow Agent, with a copy to Investor (the “Distribution Directions”).

5.4
During a 5 day period from receipt of the Distribution Directions, the Escrow Agent will not make any distribution. As soon as practicable following said period, unless ordered by a court of jurisdiction to refrain from doing so, the Escrow Agent shall, without being permitted to exercise any discretion, be obliged to proceed in accordance with the Distribution Directions.

5.5	All payments from the Special Account shall be made after deduction of all bank charges and after deduction of the Escrow Agent’s fees, which shall be subject to the Parties’ prior written approval.

5.6
The Parties undertake to pay, in equal parts between them, all such bank charges and Escrow Agent’s fees, and all expenses related to the Escrow Account and the implementation of these provisions, and to sign release and indemnification papers in such form as the Escrow Agent shall require, subject to their advance approval.

6.	Early Termination of the Outsource Agreement

6.1
If the Outsource Agreement is terminated during the Initial Term and the Minibar System removed from the Hotel, then HOMI will, at its own cost, reinstall the Minibar System at one or more other hotels at which the Minibar System will have equivalent revenue earning capacity as in the Hotel, as soon as possible and in any event within 6 months of its removal from the Hotel, and the period between said removal and reinstallation shall not be included in the Initial Term for the purposes of Section 4.6 above.

6.2
If reinstallation was not performed within said 6 months, then HOMI shall be obliged, at any time during the following 3 months, to substitute other minibars, of equivalent value and revenue earning capacity, which will be transferred to Investor’s ownership in place of the Minibar System which will be returned to HOMI’s ownership, and the terms of this Refinancing Agreement will apply, mutatis mutandis, to said substitute minibars, provided that, for said 3 months, HOMI shall in any event pay to Investor 50% of the amount specified in Section 4.4a above.

7.	Confidentiality

As a condition to this Refinancing Agreement entering into effect, and to Investor’s entitlement hereunder, Investor will execute and deliver to HOMI a Nondisclosure Agreement in HOMI’s customary form.

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Refinancing Agreement
HOMI Israel - Globetrip
July 20, 2009

8.	Miscellaneous

No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties. The Preamble, and any Appendices, Exhibits or Schedules to this Agreement, constitute an integral part hereof. The headings used in this Agreement are for convenience of reference only and will not be used in the construction of this Agreement. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. No principle of construction against the drafter shall apply in any way to this Agreement or any of the Exhibits, Appendices and/or Schedules attached hereto. No failure or delay on the part of any Party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that Party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance. In case any provision of the Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces any previous agreements between the Parties, if at all, whether written or verbal, pertaining to any of the subject-matter hereof. This Agreement shall be deemed to have been made and concluded in Israel and the construction, validity and performance of this Agreement shall be governed by the laws of Israel without giving effect to the conflicts of law principles thereunder. By their execution hereof, the parties irrevocably agree to submit all disputes arising hereunder to the jurisdiction of the competent courts of Tel-Aviv, Israel. Notices sent by one Party to the other under this Agreement will be sent by registered mail to the addresses specified in the Preamble, delivered by hand, transmitted by fax, or sent by e-mail or other electronic means of communication and will be deemed to have reached their destination within 3 days of being deposited with the Post Office for dispatch as registered mail (7 days in the case of air mail), upon actual delivery when delivered by hand, and upon receipt of the recipient’s confirmation of receipt when sent by fax, e-mail or other electronic means of communication. This Agreement may be executed in any number of counterparts, in original or by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

In witness whereof the Parties have executed this

Refinancing Agreement on the date first above written:
_______________________________ HOMI Israel Ltd	________________________________ Globetrip Ltd